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Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637 John Haudrich (investors) 314-746-1266 Meg Gallagher (media) 312-580-2289 Mylène Labrie (Canada) 514-864-5103 www.smurfit-stone.com

SMURFIT-STONE REPORTS 1st QUARTER RESULTS

        CHICAGO, April 23, 2004—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $66 million, or $.26 per diluted share, for the first quarter of 2004. These results compare with a net loss available to common stockholders of $33 million, or $.13 per diluted share, for the first quarter of 2003. Results for the first quarter 2004 include a pre-tax restructuring charge of $15 million, or $.04 per diluted share, related to certain plant closures and a non-cash foreign currency translation gain of $3 million, or $.01 per diluted share. Sales for the period increased 3.5 percent to $1,942 million, from $1,877 million in the first quarter of 2003.

        Commenting on the results, Patrick J. Moore, chairman, president and chief executive officer, said, "As we announced in March, continued price and cost pressures negatively affected the company's first quarter results. However, during the quarter, we saw a continuation of sustained volume growth in the corrugated container business. Price increases have taken hold, while modestly favorable trends emerged in our consumer packaging business as well."

        The company's U.S. corrugated shipments rose 3.6 percent on a per day basis, compared to the year ago quarter. However, a competitive environment resulted in lower average container prices. In addition, the company experienced operational inefficiencies as it increased production, responding to improved demand, while reducing headcount as part of the ongoing cost reduction initiative.

        The company's containerboard mill operating rate was 91.5 percent in the first quarter. This represents an improvement over both the fourth quarter operating rate of 88.5 percent and the year ago rate of 90.1 percent. Reflecting healthy demand, the company began implementing containerboard price increases.

        Folding carton shipments rose almost one percent on a sequential basis. Boxboard production improved 3.7 percent. While multiwall bag shipments were down compared to the fourth quarter, prices improved 4.1 percent due to improved product mix.

        The company contended with energy and fiber cost pressures in the period. During the first quarter, escalated energy prices resulted in a $15 million increase in cost, compared to the fourth quarter 2003, though they were $3 million lower than first quarter 2003. While energy prices will likely remain high, energy consumption should moderate in the second quarter, resulting in lower costs. Due to greater demand and higher mill operating rates, recovered fiber costs increased $8 million compared to the first quarter 2003 and $6 million sequentially. Virgin fiber costs were $11 million higher in the first quarter than the same period last year, though sequentially costs were $3 million lower. Employee benefit costs were up $6 million over year ago levels.

        Interest expense was $86 million in the quarter, roughly flat with year ago levels. Quarterly capital spending was $42 million, compared with $55 million in the fourth quarter and $54 million in the year ago quarter. Pension contributions were $44 million. Total debt at the end of the first quarter was $4,879 million, up $72 million from year end 2003.

        Commenting on the outlook, Moore said, "As we enter the seasonally stronger second quarter, business fundamentals are encouraging. Demand for packaging should grow steadily as the economy continues to strengthen. Price increases for most of our products will begin to take effect, and cost pressures seen in the first quarter should moderate. In addition, the company should recognize benefits from ongoing rationalization and cost-cutting initiatives, and return to profitability in the third quarter."

        Smurfit-Stone will discuss its quarterly financial performance on a conference call at 9:00a ET today. It will be broadcast live and archived on its website, www.smurfit-stone.com.

# # #

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world's largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION
PRODUCTION AND SHIPMENTS

	2004	2003
	1st Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Containerboard Mill Production (M tons)
North America	1,790	1,807	1,833	1,760	1,785	7,185
International-Discontinued	0	113	0	0	0	113

Total	1,790	1,920	1,833	1,760	1,785	7,298
SBS/Bleached Board Production (M tons)	60	78	73	68	71	290
Coated Boxboard Production (M tons)
North America	141	147	146	148	136	577
International-Discontinued	0	19	0	0	0	19

Total	141	166	146	148	136	596
Kraft Paper Production (M tons)	74	65	71	75	82	293
Market Pulp Production (M tons)	128	132	127	110	128	497
Corrugated Shipments (BSF)
North America*	21.4	19.7	21.5	21.7	21.4	84.3
International-Continuing	0.2	0.1	0.2	0.2	0.2	0.7
International-Discontinued	0.0	3.2	0.0	0.0	0.0	3.2

Total	21.6	23.0	21.7	21.9	21.6	88.2
Folding Carton Shipments (M tons)	128	129	128	131	126	514
Multiwall Bag Shipments (MM bags)	282	277	290	292	297	1,156
Fiber Reclaimed and Brokered (M tons)	1,616	1,678	1,655	1,618	1,598	6,549

*
Corrugated shipments include 100% of Smurfit-MBI beginning in the 2nd quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION
($ Millions)

	Three Months Ended March 31,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total
2004
Revenues	1,441	411	90	0	1,942
Segment profit (loss)	(8)	21	6	(123)	(104)
2003
Revenues	1,396	409	72	0	1,877
Segment profit (loss)	55	20	6	(131)	(50)

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended March 31,
	2004	2003
Net sales	$1,942	$1,877
Costs and expenses
Costs of goods sold	1,750	1,616
Selling and administrative expenses	200	206
Restructuring charges	15	5

Income (loss) from operations	(23)	50
Other income (expense)
Interest expense, net	(86)	(86)
Loss from early extinguishment of debt		(1)
Other, net (Note 1)	5	(13)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(104)	(50)
Benefit from income taxes	41	19

Loss from continuing operations before cumulative effect of accounting change	(63)	(31)
Discontinued operations
Income from discontinued operations, net of income taxes		6

Loss before cumulative effect of accounting change	(63)	(25)
Cumulative effect of accounting change
Asset retirement obligations, net of income taxes		(5)

Net loss	(63)	(30)
Preferred stock dividends and accretion	(3)	(3)

Net loss available to common stockholders	$(66)	$(33)

Diluted earnings per common share
Loss from continuing operations before cumulative effect of accounting change	$(0.26)	$(0.14)
Discontinued operations		0.03
Cumulative effect of accounting change		(0.02)

Net loss available to common stockholders	$(0.26)	$(0.13)

Weighted average shares outstanding	252	245

Note 1:	2004 includes non-cash foreign currency gains of $3 million for the 1st quarter. 2003 includes non-cash foreign currency losses of $16 million for the 1st quarter.

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10	$12
Receivables	547	528
Inventories	723	711
Deferred income taxes	153	146
Prepaid expenses and other current assets	51	56

Total current assets	1,484	1,453
Net property, plant and equipment	4,862	4,929
Timberland, less timber depletion	44	45
Goodwill	3,301	3,301
Other assets	368	374

	$10,059	$10,102

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$282	$197
Accounts payable	544	512
Accrued compensation and payroll taxes	188	197
Interest payable	74	98
Other current liabilities	203	167

Total current liabilities	1,291	1,171
Long-term debt, less current maturities	4,597	4,610
Other long-term liabilities	1,061	1,127
Deferred income taxes	870	924
Stockholders' equity
Preferred stock	83	82
Common stock	3	3
Additional paid-in capital	3,961	3,926
Unamortized restricted stock	(2)	(2)
Retained earnings (deficit)	(1,516)	(1,450)
Accumulated other comprehensive income (loss)	(289)	(289)

Total stockholders' equity	2,240	2,270
	$10,059	$10,102

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2004	2003
Cash flows from operating activities
Net loss	$(63)	$(30)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Loss from early extinguishment of debt	—	1
Cumulative effect of accounting change for asset retirement obligations	—	8
Depreciation, depletion and amortization	103	104
Amortization of deferred debt issuance costs	3	3
Deferred income taxes	(45)	(25)
Pension and post-retirement benefits	(8)	19
Non-cash restructuring charges	8	1
Non-cash foreign currency losses (gains)	(3)	16
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	(27)	(2)
Inventories	(15)	(4)
Prepaid expenses and other current assets	(1)	(6)
Accounts payable and accrued liabilities	8	(30)
Interest payable	(25)	(33)
Income tax benefit on exercise of stock options	4
Other, net		(11)

Net cash provided by (used for) operating activities	(61)	11

Cash flows from investing activities
Expenditures for property, plant and equipment	(42)	(54)
Proceeds from property and timberland disposals and sale of businesses	3	199

Net cash provided by (used for) investing activities	(39)	145

Cash flows from financing activities
Net borrowings (repayments) under accounts receivable securitization programs	(1)	15
Net borrowings (repayments) of debt	68	(159)
Preferred dividends paid	(2)	(2)
Proceeds from exercise of stock options	33	4

Net cash provided by (used for) financing activities	98	(142)

Effect of exchange rate changes on cash	—	(1)

Increase (decrease) in cash and cash equivalents	(2)	13
Cash and cash equivalents
Beginning of period	12	8

End of period	$10	$21

SMURFIT-STONE CONTAINER CORPORATION
EBITDA, As Defined Below
(In millions)
(Unaudited)

	Three months ended March 31,
	2004	2003
Loss from continuing operations before income taxes and cumulative effect of accounting change	$(104)	$(50)
Interest expense, net	86	86
Loss on early extinguishment of debt	—	1
Stone receivables discount expense	1	2
Depreciation, depletion and amortization	103	104
Restructuring charges	15	5
Non-cash foreign exchange (gain) loss	(3)	16
Litigation charges, net	—	15
Income from discontinued operations before income taxes	—	10

EBITDA, As Defined Below (Note 1)	$98	$189

Note 1: EBITDA is defined as loss from continuing operations before: income taxes, cumulative effect of accounting change, net interest expense, loss on early extinguishment of debt, Stone receivables discount expense, depreciation, depletion and amortization, restructuring charges, non-cash foreign exchange (gain) loss, net litigation charges and (gain) loss on sale of assets; and also includes income (loss) from discontinued operations before income taxes. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

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  Exhibit 99.1